                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13D-1 (b) AND (c)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                             (Amendment No. _____ )*


                                 Leukosite, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    52728R102
--------------------------------------------------------------------------------
                                 (CUSIP Number)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 20 Pages

________________________________________________________________________________

CUSIP No. 52728R102                13G                        Page 2 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSONS
        |  S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        |
        |  HealthCare Ventures III, L.P.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
        |
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |  Delaware
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
               |     |
  NUMBER OF    |  6  |   SHARED VOTING POWER
   SHARES      |     |   1,545,944
BENEFICIALLY   |_____|__________________________________________________________
  OWNED BY     |     |
   EACH        |  7  |   SOLE DISPOSITIVE POWER
 REPORTING     |     |
PERSON WITH    |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   1,545,944
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  1,545,944
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  13%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  PN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 52728R102                13G                        Page 3 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSONS
        |  S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        |
        |  HealthCare Partners III, L.P.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
        |
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |  Delaware
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
               |     |
  NUMBER OF    |  6  |   SHARED VOTING POWER
   SHARES      |     |   1,545,944
BENEFICIALLY   |_____|__________________________________________________________
  OWNED BY     |     |
   EACH        |  7  |   SOLE DISPOSITIVE POWER
 REPORTING     |     |
PERSON WITH    |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   1,545,944
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  1,545,944
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  13%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  PN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 52728R102                13G                        Page 4 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSONS
        |  S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        |
        |  HealthCare Ventures IV, L.P.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
        |
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |  Delaware
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
               |     |
  NUMBER OF    |  6  |   SHARED VOTING POWER
   SHARES      |     |   453,982
BENEFICIALLY   |_____|__________________________________________________________
  OWNED BY     |     |
   EACH        |  7  |   SOLE DISPOSITIVE POWER
 REPORTING     |     |
PERSON WITH    |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   453,982
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  453,982
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  .03%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  PN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 52728R102                13G                        Page 5 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSONS
        |  S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        |
        |  HealthCare Partners IV, L.P.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
        |
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |  Delaware
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
               |     |
  NUMBER OF    |  6  |   SHARED VOTING POWER
   SHARES      |     |   453,982
BENEFICIALLY   |_____|__________________________________________________________
  OWNED BY     |     |
   EACH        |  7  |   SOLE DISPOSITIVE POWER
 REPORTING     |     |
PERSON WITH    |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   453,982
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  453,982
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  .03%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  PN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 52728R102                13G                        Page 6 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSONS
        |  S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        |
        |  HealthCare Ventures V, L.P.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
        |
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |  Delaware
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
               |     |
  NUMBER OF    |  6  |   SHARED VOTING POWER
   SHARES      |     |   479,167
BENEFICIALLY   |_____|__________________________________________________________
  OWNED BY     |     |
   EACH        |  7  |   SOLE DISPOSITIVE POWER
 REPORTING     |     |
PERSON WITH    |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   479,167
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  479,167
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  .04%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  PN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 52728R102                13G                        Page 7 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSONS
        |  S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        |
        |  HealthCare Partners V, L.P.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
        |
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |  Delaware
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
               |     |
  NUMBER OF    |  6  |   SHARED VOTING POWER
   SHARES      |     |   479,167
BENEFICIALLY   |_____|__________________________________________________________
  OWNED BY     |     |
   EACH        |  7  |   SOLE DISPOSITIVE POWER
 REPORTING     |     |
PERSON WITH    |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   479,167
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  479,167
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  .04%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  PN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 52728R102                13G                        Page 8 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSONS
        |  S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        |
        |  James H. Cavanaugh, Ph.D.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
        |
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |  United States
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
               |     |
  NUMBER OF    |  6  |   SHARED VOTING POWER
   SHARES      |     |   2,479,093
BENEFICIALLY   |_____|__________________________________________________________
  OWNED BY     |     |
   EACH        |  7  |   SOLE DISPOSITIVE POWER
 REPORTING     |     |
PERSON WITH    |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   2,479,093
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  2,479,093
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  20%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  IN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 52728R102                13G                        Page 9 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSONS
        |  S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        |
        |  Harold R. Werner
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
        |
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |  United States
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
               |     |
  NUMBER OF    |  6  |   SHARED VOTING POWER
   SHARES      |     |   2,479,093
BENEFICIALLY   |_____|__________________________________________________________
  OWNED BY     |     |
   EACH        |  7  |   SOLE DISPOSITIVE POWER
 REPORTING     |     |
PERSON WITH    |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   2,479,093
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  2,479,093
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  20%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  IN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 52728R102                13G                       Page 10 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSONS
        |  S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        |
        |  William Crouse
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
        |
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |  United States
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
               |     |
  NUMBER OF    |  6  |   SHARED VOTING POWER
   SHARES      |     |   2,479,093
BENEFICIALLY   |_____|__________________________________________________________
  OWNED BY     |     |
   EACH        |  7  |   SOLE DISPOSITIVE POWER
 REPORTING     |     |
PERSON WITH    |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   2,479,093
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  2,479,093
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  20%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  IN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 52728R102                13G                       Page 11 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSONS
        |  S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        |
        |  John W. Littlechild
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
        |
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |  United States
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
               |     |
  NUMBER OF    |  6  |   SHARED VOTING POWER
   SHARES      |     |   2,479,093
BENEFICIALLY   |_____|__________________________________________________________
  OWNED BY     |     |
   EACH        |  7  |   SOLE DISPOSITIVE POWER
 REPORTING     |     |
PERSON WITH    |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   2,479,093
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  2,479,093
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  20%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  IN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 52728R102                13G                       Page 12 of 20 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSONS
        |  S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        |
        |  Mark Leschly
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
        |
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |  United States
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
               |     |
  NUMBER OF    |  6  |   SHARED VOTING POWER
   SHARES      |     |   2,479,093
BENEFICIALLY   |_____|__________________________________________________________
  OWNED BY     |     |
   EACH        |  7  |   SOLE DISPOSITIVE POWER
 REPORTING     |     |
PERSON WITH    |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   2,479,093
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  2,479,093
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  20%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  IN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

         (a)      Name of Issuer:

                  Leukosite, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  215 First Street
                  Cambridge, Massachusetts 02142

Item 2.

         (a)      Name of Person Filing:

                  HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly. See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

         (b)      Address of Principal Business Office or, if none, Residence:

                  The business address for HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Messrs. Littlechild and Leschly is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

         (c)      Citizenship:

                  HCV III, HCP III, HCV IV, HCP IV, HCV V and HCP V are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are each United States citizens.

         (d)      Title of Class of Securities:

                  Common Stock, par value $.01 ("Shares").

--------------------
          (1) Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are general partners of each of HCP III, HCP IV and HCP V, which are the general partner of each of HCV III, HCV IV and HCV V, respectively, the record holder of Issuer's securities.

         (e)      CUSIP Number:

                  52728R102

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Inapplicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  As of July 1, 1998: HCV III and HCP III beneficially owned 1,545,944 Shares of Issuer's Securities, consisting of Shares of Issuer's Common Stock; HCV IV and HCP IV beneficially owned 453,982 Shares of Issuer's Securities, consisting of Shares of Issuer's Common Stock; HCV V and HCP V beneficially owned 479,167 Shares of Issuer's Securities, consisting of Shares of Issuer's Common Stock; and Dr. Cavanaugh and Messrs. Werner, Littlechild Crouse and Leschly beneficially owned 2,479,093 Shares of Issuer's Securities, consisting of Shares of Issuer's Common Stock.

         (b)      Percent of Class:

                  As of July 1, 1998: the 1,545,944 Shares of Issuer's Securities beneficially owned by HCV III and HCP III constitute 13% of the Issuer's Shares outstanding; the 453,982 Shares of Issuer's Securities beneficially owned by HCV IV and HCP IV constitute .03% of Issuer's Shares outstanding; the 479,167 Shares of Issuer's Securities beneficially owned by HCV V and HCP V constitute .04% of Issuer's Shares outstanding; and the 2,479,093 Shares of Issuer's Securities beneficially owned by Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly constitute 20% of Issuer's Shares outstanding.

         (c)      Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote:

                       Inapplicable

                  (ii) shared power to vote or to direct the vote:

                       HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to vote or direct the vote of those shares owned by HCV III.

                       HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to vote or direct the vote of those shares owned by HCV IV.

                       HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to vote or direct the vote of those Shares owned by HCV V.

                 (iii) sole power to dispose or to direct the disposition of:

                       Inapplicable

                  (iv) shared power to dispose of or to direct the disposition of:

                       HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to dispose of or direct the disposition of those shares owned by HCV III.

                       HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to dispose of or direct the disposition of those shares owned by HCV IV.

                       HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to dispose of or direct the disposition of those shares owned by HCV V.

Item 5.  Ownership of Five Percent or less of a Class:

         Inapplicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Inapplicable.

Item 8.  Identification and Classification of Members of the Group:

         Inapplicable.

Item 9.  Notice of Dissolution of Group:

         Inapplicable.

Item 10. Certification:

         Inapplicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 24, 1998                          HealthCare Ventures III, L.P.,
             Princeton, New Jersey            by its General Partner,
                                              HealthCare Partners III, L.P.

                                              By:    /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                       A General Partner

Dated: July 24, 1998                          HealthCare Partners III, L.P.
             Princeton, New Jersey
                                              By:    /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                A General Partner

Dated: July 24, 1998                          HealthCare Ventures IV, L.P.,
             Princeton, New Jersey            by its General Partner,
                                              HealthCare Partners IV, L.P.

                                              By:    /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                       A General Partner

Dated: July 24, 1998                          HealthCare Partners IV, L.P.
             Princeton, New Jersey
                                              By:    /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                       A General Partner

Dated: July 24, 1998                          HealthCare Ventures V, L.P.,
             Princeton, New Jersey            by its General Partner,
                                              HealthCare Partners V, L.P.,

                                              By:   /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                        A General Partner

Dated: July 24, 1998                          HealthCare Partners V, L.P.
             Princeton, New Jersey
                                              By:   /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                     A General Partner

Dated: July 24, 1998                          By:   /s/ Jeffrey Steinberg
              Princeton, New Jersey              -------------------------------
                                                      James H. Cavanaugh, Ph.D.

Dated:  July 24, 1998                         By:    /s/ Jeffrey Steinberg
             Princeton, New Jersey                   ----------------------
                                                       Harold R. Werner

Dated:  July  24, 1998                       By:  /s/ Jeffrey Steinberg
             Cambridge, Massachusetts            -------------------------------
                                                      John W. Littlechild

Dated:  July  24, 1998                       By:  /s/ Jeffrey Steinberg
             Princeton, New Jersey                ----------------------
                                                      William Crouse

Dated:  July  24, 1998                       By:  /s/ Jeffrey Steinberg
             Cambridge, Massachusetts            ----------------------
                                                      Mark Leschly

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

                  The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Leukosite, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: July 24, 1998                          HealthCare Ventures III, L.P.,
             Princeton, New Jersey            by its General Partner,
                                              HealthCare Partners III, L.P.

                                              By:    /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                       A General Partner

Dated: July 24, 1998                          HealthCare Partners III, L.P.
             Princeton, New Jersey
                                              By:    /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                A General Partner

Dated: July 24, 1998                          HealthCare Ventures IV, L.P.,
             Princeton, New Jersey            by its General Partner,
                                              HealthCare Partners IV, L.P.

                                              By:    /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                       A General Partner

Dated: July 24, 1998                          HealthCare Partners IV, L.P.
             Princeton, New Jersey
                                              By:    /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                       A General Partner

Dated: July 24, 1998                          HealthCare Ventures V, L.P.,
             Princeton, New Jersey            by its General Partner,
                                              HealthCare Partners V, L.P.,

                                              By:   /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                        A General Partner

Dated: July 24, 1998                          HealthCare Partners V, L.P.
             Princeton, New Jersey
                                              By:   /s/ Jeffrey Steinberg
                                                 -------------------------------
                                                     A General Partner

Dated: July 24, 1998                          By:   /s/ Jeffrey Steinberg
              Princeton, New Jersey              -------------------------------
                                                      James H. Cavanaugh, Ph.D.

Dated:  July 24, 1998                         By:    /s/ Jeffrey Steinberg
             Princeton, New Jersey                   ----------------------
                                                       Harold R. Werner

Dated:  July  24, 1998                       By:  /s/ Jeffrey Steinberg
             Cambridge, Massachusetts            -------------------------------
                                                      John W. Littlechild

Dated:  July  24, 1998                       By:  /s/ Jeffrey Steinberg
             Princeton, New Jersey                ----------------------
                                                      William Crouse

Dated:  July  24, 1998                       By:  /s/ Jeffrey Steinberg
             Cambridge, Massachusetts            ----------------------
                                                      Mark Leschly